WINN-DIXIE THE REAL DEAL	NEWS RELEASE

WINN-DIXIE STORES, INC. 5050 EDGEWOOD COURT P.O. BOX B JACKSONVILLE, FLORIDA 32203-0297 (904) 783-5000

(NYSE): WIN
RELEASE DATE: January 30, 2004
FOR FURTHER INFORMATION CONTACT:	R. P. McCook Senior Vice President and Chief Financial Officer (904) 783-5221 www.winn-dixie.com

WINN-DIXIE REPORTS SALES AND RESULTS OF OPERATIONS

FOR THE SECOND QUARTER

Company Announces Major New Initiatives Designed to Enhance Operating Results

JACKSONVILLE, FL (January 30, 2004) –Winn-Dixie Stores, Inc. today announced sales and results of operations for its second quarter of fiscal 2004. The Company also announced major new initiatives designed to improve competitive market position and profitability.

Sales for the 16 weeks ended January 7, 2004 were $3.6 billion, a decrease of $225.5 million or 6.0% compared with the same quarter last year. For the 28 weeks ended January 7, 2004, sales were $6.2 billion, a decrease of $389.6 million, or 5.9%, compared with the prior year. Identical store sales, which include enlargements and exclude the stores that opened or closed during the period, decreased 6.8% for the quarter and 6.7% for the year. Comparable store sales, which include replacement stores, decreased 6.8% for the quarter and 6.7% for the year.

Net loss for the 16 weeks ended January 7, 2004 was $79.5 million, or $0.57 per diluted share, compared to net earnings of $91.4 million, or $0.65 per diluted share, for the same quarter last year. For the current year, net loss amounted to $78.3 million or $0.56 per diluted share, compared to net earnings of $126.2 million, or $0.90 per diluted share, in the previous fiscal year.

The Company attributed its second quarter loss to several factors, including the impact of its aggressive pricing programs on gross profit margins and the increasingly competitive environment in the grocery industry. In addition, an asset impairment charge of $36.4 million and an increase in the self-insurance reserve of $21.4 million added to the loss for the quarter.

For the 28 weeks ended January 7, 2004, the Company opened six new stores, averaging 32,600 square feet, closed one store, totaling 33,500 square feet and enlarged or remodeled 131 store locations, for a total of 1,078 locations in operation at January 7, 2004, compared to 1,075 at January 8, 2003. Of the 131 remodels, 98 were image remodels, which are less in scope than a standard remodel. As of January 7, 2004, retail space totaled 47.8 million square feet compared to 47.6 million square feet in the previous year.

“We are obviously disappointed in this quarter’s results and we recognize that we cannot continue down this path,” said Frank Lazaran, Winn-Dixie’s President and Chief Executive Officer. “For the last six months, I have led our senior management team in a comprehensive review of our entire business model. As a result, we are announcing today a series of major actions that will change the way we do business and help us to shape the future of this Company.”

STRATEGIC PLAN

Lazaran announced the following initiatives immediately being implemented by the Company:

Brand Positioning

•	Lazaran announced that the Company has retained VML, an experienced brand marketing consulting firm, to conduct consumer research and review its business strategies and marketing programs. “The key to retailing is delivering sales and growing market-share,” Lazaran said. “VML understands that and is helping us to devise strategies to increase sales.” In conjunction with VML, the Company is reviewing customer preference research to establish strategic priorities. Over the next few months, the Company will announce additional steps being taken to establish a clearly differentiated Winn-Dixie brand position based on price, service, convenience and product assortment.

Substantial Expense Reduction

•	Lazaran announced a substantial expense reduction plan. “The impact of expense reduction will begin immediately,” Lazaran said. “We will achieve a $100.0 million annual expense reduction rate based on current expense levels by July 1, 2004. We understand that we need to be an efficient company to be a competitive company.” Expense reduction will be the result of, among other things, better buying practices, reduced internal corporate services, asset sales and reductions in payroll expense.

Core Market Analysis/Asset Rationalization Review

•	The Company is initiating a market positioning process through which it will evaluate every market in which it operates based on market share, operating results, competitive positioning and activity, growth potential and other factors. Through this process, the Company will identify core markets targeted for future investment and growth and non-core markets to be evaluated for sale or closure. In conjunction with this effort, the Company will conduct an asset rationalization review of all store, manufacturing and distribution facilities.

Image Makeover Program

•	“We need to change the consumer’s opinion of Winn-Dixie,” said Lazaran, “and the place to begin that effort is in our stores.” The Company is aggressively rolling out an image makeover program, focusing on interior and exterior décor, lighting and the Company’s new produce layout. Ninety-eight image makeovers have been completed and approximately an additional 600 stores are targeted for image makeovers over the next 12 months at a total cost of approximately $165.0 million. Additional capital spending will be allocated in core markets as identified in the market positioning analysis to grow share in these core markets.

Comprehensive Process Re-engineering

•	The Company also announced a process re-engineering initiative that is intended to enhance organizational effectiveness and accountability. This program is beginning in the central procurement function. “We understand that the types of changes we are making cannot be accomplished through strategic design alone. We must execute,” Lazaran said. “When the Company centralized the procurement function, it brought all the people into one place but did not change processes and did not achieve the desired results. This time, we are re-engineering our processes to ensure that we are organized in the most functional way so that we can deliver on the strategy we have developed.”

“As we implement our plan, we will make many significant decisions that we will announce in due course,” Lazaran said. “We will announce as many of these decisions prior to or during our next earnings report in April. We are committed to increased transparency throughout this process with our investors, customers and associates.”

Based on the current operating results and the expected funding needs for additional capital expenditures, the Company has decided to suspend indefinitely the declaration of future quarterly dividends.

Winn-Dixie Stores, Inc. (NYSE: WIN) is one of the largest food retailers in the nation and ranks 149 on the FORTUNE 500 ® list. Founded in 1925, the company is headquartered in Jacksonville, FL and operates 1,078 stores in 12 states and the Bahama Islands. Frank Lazaran serves as President and Chief Executive Officer. For more information, please visit www.winn-dixie.com.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

Amounts in thousands except per share data

	For the 16 Weeks Ended
	January 7, 2004%		January 8, 2003%
Net sales	$3,560,979	100.0	3,786,485	100.0
Cost of sales	2,654,713	74.6	2,692,054	71.1

Gross profit on sales	906,266	25.4	1,094,431	28.9
Other operating and administrative expenses	1,027,609	28.8	997,264	26.3

Operating (loss) income	(121,343)	(3.4)	97,167	2.6
Bank agreement termination income	—	—	52,740	1.4

	(121,343)	(3.4)	149,907	4.0
Interest expense, net	8,923	0.2	9,134	0.3

(Loss) earnings before income taxes	(130,266)	(3.6)	140,773	3.7
Income tax (benefit) expense	(50,726)	(1.4)	49,410	1.3

Net (loss) earnings	$(79,540)	(2.2)	91,363	2.4

Basic (loss) earnings per share	$(0.57)		0.65

Diluted (loss) earnings per share	$(0.57)		0.65

Dividends per share	$0.05		0.05

Weighted average common shares outstanding—basic	140,657		140,390

Weighted average common shares outstanding—diluted	140,657		140,822

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

Amounts in thousands except per share data

	For the 28 Weeks Ended
	January 7, 2004%		January 8, 2003%
Net sales	$6,229,603	100.0	6,619,250	100.0
Cost of sales	4,594,367	73.8	4,725,258	71.4

Gross profit on sales	1,635,236	26.2	1,893,992	28.6
Other operating and administrative expenses	1,750,355	28.1	1,727,097	26.1

Operating (loss) income	(115,119)	(1.9)	166,895	2.5
Bank agreement termination income	—	—	52,740	0.8

	(115,119)	(1.9)	219,635	3.3
Interest expense, net	13,234	0.2	24,055	0.3

(Loss) earnings before income taxes	(128,353)	(2.1)	195,580	3.0
Income tax (benefit) expense	(50,058)	(0.8)	69,415	1.1

Net (loss) earnings	$(78,295)	(1.3)	126,165	1.9

Basic (loss) earnings per share	$(0.56)		0.90

Diluted (loss) earnings per share	$(0.56)		0.90

Dividends per share	$0.10		0.10

Weighted average common shares outstanding—basic	140,645		140,376

Weighted average common shares outstanding—diluted	140,645		140,816

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

Amounts in thousands except par value

	January 7, 2004	June 25, 2003
ASSETS

Current Assets:
Cash and cash equivalents	$45,130	127,515
Marketable securities	19,279	19,188
Trade and other receivables	118,637	115,485
Income tax receivable	40,075	—
Merchandise inventories less LIFO reserve of $213,108 ($214,547 as of June 25, 2003)	1,010,854	1,046,913
Prepaid expenses and other assets	45,671	35,449
Deferred income taxes	120,861	128,904

Total current assets	1,400,507	1,473,454

Cash surrender value of life insurance, net	7,599	16,779
Property, plant and equipment, net	948,158	978,601
Goodwill	87,808	87,808
Non-current deferred income taxes	98,994	106,315
Other assets, net	140,836	127,474

Total assets	$2,683,902	2,790,431

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Current portion of long-term debt	$263	276
Current obligations under capital leases	2,996	3,439
Accounts payable	543,142	546,234
Reserve for insurance claims and self-insurance	103,506	97,109
Accrued wages and salaries	95,854	107,538
Accrued rent	119,888	127,654
Accrued expenses	122,033	104,705
Income taxes payable	—	31,775

Total current liabilities	987,682	1,018,730

Reserve for insurance claims and self-insurance	168,157	144,698
Long-term debt	310,276	310,767
Obligations under capital leases	16,889	21,344
Defined benefit plan	68,128	67,233
Lease liability on closed stores, net of current portion	140,715	149,427
Other liabilities	49,478	49,728

Total liabilities	1,741,325	1,761,927

Shareholders’ Equity:
Common stock $1 par value. Authorized 400,000,000 shares issued and 141,767,113 outstanding at January 7, 2004 and 140,818,083 at June 25, 2003	141,767	140,818
Retained earnings	804,631	894,137
Accumulated other comprehensive loss	(3,821)	(6,451)

Total shareholders’ equity	942,577	1,028,504

Total liabilities and shareholders’ equity	$2,683,902	2,790,431

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

Dollar amounts in thousands

	For the 28 Weeks Ended
	January 7, 2004	January 8, 2003
Cash flows from operating activities:
Net (loss) earnings	$(78,295)	126,165
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	92,176	88,762
Asset impairment charges	36,404	—
Deferred income taxes	13,830	12,151
Stock compensation plans	3,794	2,405
Change in operating assets and liabilities:
Trade and other receivables	(3,152)	(20,735)
Merchandise inventories	36,059	(67,323)
Prepaid expenses and other assets	(7,675)	14,073
Accounts payable	(3,092)	4,481
Income taxes receivable/payable	(71,850)	31,925
Defined benefit plan	895	897
Reserve for insurance claims and self-insurance	29,856	(15,960)
Other current accrued expenses	(10,161)	(58,315)

Subtotal	38,789	118,526
Income taxes paid on company owned life insurance	—	(52,002)

Net cash provided by operating activities	38,789	66,524

Cash flows from investing activities:
Purchases of property, plant and equipment, net	(93,385)	(92,186)
Increase in investments and other assets	(8,863)	(18,439)
Proceeds from sale of facilities	—	10,361
Marketable securities	(91)	—

Net cash used in investing activities	(102,339)	(100,264)

Cash flows from financing activities:
Principal payments on long-term debt	(504)	(103,217)
Debt issuance cost	(2,503)	—
Principal payments on capital lease obligations	(2,019)	(1,871)
Purchase of common stock	—	(40)
Dividends paid	(14,128)	(14,068)
Other	319	1,981

Net cash used in financing activities	(18,835)	(117,215)

Decrease in cash and cash equivalents	(82,385)	(150,955)
Cash and cash equivalents at beginning of year	127,515	227,846

Cash and cash equivalents at end of period	$45,130	76,891

Supplemental cash flow information:
Interest paid	$16,392	44,464
Interest and dividends received	$1,325	1,581
Income taxes paid	$8,164	55,501

Supplemental and Explanatory Information

(1)	Basis of Consolidation: The consolidated financial statements include the accounts of Winn-Dixie Stores, Inc. and its subsidiaries, which operate as a major food retailer in 12 states, and the Bahama Islands.

(2)	Income Taxes: The provision for income taxes reflects management’s best estimate of the effective tax rate expected for the fiscal year. The effective tax rate for fiscal years 2004 and 2003 is 39.0% and 35.5%, respectively. The current year effective tax rate increased during the current quarter based on expected results for the year and the impact of permanent tax differences.

(3)	Impairment: In light of the continued decline in sales and cash flow of certain store locations, the Company reviewed the carrying amount of long-lived assets in its store locations in the second quarter of fiscal 2004. The Company estimated the future cash flows expected to result from continued operation and the residual value of the long-lived assets in each store and concluded that the undiscounted cash flows were less than the carrying amount of the related assets for certain store locations. Accordingly, the Company determined that the related assets had been impaired. The Company measured the impairment and recorded an impairment charge of $36.4 million, which was included in other operating and administrative expenses. The Company used the estimated fair value of the assets to adjust its carrying value of the assets. The Company continually reevaluates its stores’ performance to monitor the carrying value of its long-lived assets in comparison to projected cash flows.

(4)	Self-Insurance: During the 16 weeks ended January 7, 2004, the Company increased its reserve for self-insurance related to workers’ compensation by an additional $21.4 million. Self-insurance expense is a component of other operating and administrative expenses on the Condensed Consolidated Statements of Operations. Each quarter the Company evaluates claim costs based on indications of adverse claim payments patterns, settlement results and changes in workers’ compensation laws. The Company confirmed with an actuarial valuation that unfavorable development of the number and average value of workers’ compensation claims during the current quarter required an increase to the reserve.

(5)	Debt: The Company’s senior secured credit facility provides a three-year revolving facility of $300.0 million containing one-year renewal periods and replaces the prior 364-day and five-year revolving facilities. This facility is an asset-based facility with a borrowing base comprised of an agreed percentage of the inventory balance. Pricing is based on LIBOR plus 2.0% for the first six months and will adjust based on the amount of excess availability on the facility in subsequent months. Covenants under the credit agreement relate to minimum earnings before interest, taxes, depreciation and amortization (EBITDA) that will not be tested as long as the Company does not draw more than $225.0 million on the facility. At January 7, 2004 no amounts were drawn on the revolving credit facility.

The Company has senior notes bearing interest at 8.875%. As of January 7, 2004, the outstanding balance was $300.0 million. The senior notes mature in 2008 and require interest only payments semiannually until maturity. Covenants related to the senior notes require maintaining a minimum fixed charge coverage ratio in order to incur additional indebtedness. The definition of indebtedness also encompasses restricted payments such as dividends. The Company has met the minimum fixed charge coverage ratio of 2.25 to 1.0 for the second quarter of fiscal 2004.

Based on current Company business projections and anticipated asset write-downs and restructuring charges associated with newly announced Company initiatives, the Company anticipates that it would not be able to incur additional debt outside of its existing facilities under the debt incurrence covenant in the senior notes and, as a result, could not obtain certain new financing outside of its existing facilities or pay a dividend beginning in the fourth quarter of fiscal 2004 without refinancing the senior notes. Based on the current operating results and the expected funding needs for additional capital expenditures, the Company has decided to suspend indefinitely the declaration of future quarterly dividends.

(6)	Bank Agreement Termination: During the second quarter of fiscal 2003, Canadian Imperial Bank of Commerce (“CIBC”) terminated its in-store banking agreements with the Company and paid a termination fee of $60.0 million. The company recorded income of $52.7 million, net of de-installation costs.

(7)	Inventory: The following supplemental information is provided to facilitate comparisons with companies using the FIFO method.

(Dollars in thousands except per share data)
	For the 16 Weeks Ended		For the 28 Weeks Ended
FIFO Basis	Jan. 7, 2004	Jan. 8, 2003	Jan. 7, 2004	Jan. 8, 2003
Inventories	$1,223,962	1,349,484	$1,223,962	1,349,484
Net (loss) earnings from operations	(81,336)	91,363	(79,174)	128,100
Diluted (loss) earnings per share	(0.58)	0.65	(0.56)	0.91

Cautionary Statement Regarding Forward-Looking Information and Statements

Certain information in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from the results described in the forward-looking statements.

Factors that could cause the Company’s actual results to differ materially from the expected results described in the Company’s forward-looking statements include, but are not limited to (1) our ability to fund and execute recently announced initiatives; (2) the success of our pricing and promotional policies; (3) our ability to appropriately maintain our store facilities; (4) our ability to execute our in-store operational plan and customer acceptance; (5) our ability to implement and execute our strategic vision; (6) our response to changing customer demands and spending patterns; (7) our response to the entry of new competitors in our markets, including from non-traditional grocery retailers such as mass merchandisers, supercenters, warehouse club stores, dollar-discount stores, drug stores and conventional department stores; (8) the impact of changes in the Company’s debt ratings by nationally recognized rating agencies; (9) our ability to develop new stores or complete remodels as planned; (10) our ability to recruit, retain and develop key management and employees; (11) our ability to successfully implement new technology; (12) the success of our Customer Reward Card program in tailoring product offerings to customer preferences; (13) consolidation in the supermarket industry; (14) changes in federal, state or local laws or regulations affecting food manufacturing, distribution, or retailing, including environmental regulations; (15) our ability to integrate acquired operations; (16) the rate of inflation or deflation; and (17) general business and economic conditions in the Company’s operating regions.

Please refer to discussions of these and other factors in this news release and other Company filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to revise or update publicly these forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.

Securities and Exchange Commission Fair Disclosure Forward-Looking Earnings Forecast

To give guidance to all investors in the spirit of the Security and Exchange Commission fair disclosure rules, the Company has evaluated its projections of current and forecasted conditions, including its new initiatives, using its internal earnings model.

Due to the uncertainty of the financial impact during the next few quarters of unpredictable operating results, the implementation of the Company’s new initiatives and competitors’ response and customer acceptance of those initiatives, the Company will continue not to provide earnings guidance for the third quarter or for fiscal 2004.